UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   December 12, 2011

PSM Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-151807	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1112 N. Main Street, Roswell, NM	88201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (575) 624-4170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The items pertaining to Item 5.02 are discussed in Item 5.07 below.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 12, 2011, shareholders owning a majority of the voting control of PSM Holdings, Inc. (the “Company”) authorized, by written consent, the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into a Delaware corporation to be formed for the purpose of changing domicile (the “Reincorporation”).  The Company is preparing an information statement for the shareholders of the Company describing these transactions.  The domicile change will be effective December 29, 2011.

On December 12, 2011, shareholders owning a majority of the voting control of the Company authorized, by written consent, an amendment to the Company’s 2002 Stock Option-Issuance Plan as amended on September 20, 2010 increasing the total shares authorized under the 2002 Plan from 3,000,000 to 3,250,000.

On December 12, 2011, shareholders owning a majority of the voting control of the Company approved, by written consent, the 2012 Stock Incentive Plan (the “2012 Plan”).  Awards may be made under the 2012 Plan for up to 6,000,000 shares of common stock, $0.001 par value per share, of the Company.  All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company are eligible to be granted awards under the 2012 Plan.  The 2012 Plan shall become effective on January 1, 2012 (the “Effective Date”).   No Awards shall be granted under the 2012 Plan after the expiration of 10 years from the Effective Date, but awards previously granted may extend beyond that date.  It is anticipated that the Delaware corporation formed as a result of the Reincorporation will assume the 2012 Plan.

A copy of the 2012 Stock Incentive Plan has been included as an exhibit to this report.

Item 9.01                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	2012 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: December 15, 2011	By:	/s/ Ron Hanna
Ron Hanna, President